                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                               Brightpoint, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                BRIGHTPOINT, INC.
                         600 EAST 96TH STREET, SUITE 575
                           INDIANAPOLIS, INDIANA 46240


                                                                    May 22, 2002


Dear Brightpoint, Inc. Stockholders:

          You are cordially invited to attend the Annual Meeting of Stockholders of Brightpoint, Inc. (the "Company") which will be held on Wednesday, June 26, 2002, at 9:00 A.M. Indianapolis time, at the Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240.

          The Company's 2002 annual meeting will be held solely to tabulate the votes cast and report the results of voting on (a) the election of the Class II directors, (b) the proposal to amend the Company's Certificate of Incorporation to effect a reverse split of the Company's issued and outstanding Common Stock,
(c) the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002 and those other matters listed in the accompanying Proxy Statement. It is not anticipated that any presentations or other business will be conducted at the meeting. A written report of the results of the vote will be posted on the Company's web site following the annual meeting.

          This Proxy Statement and the accompanying proxy card are furnished to the stockholders of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on June 26, 2002, and any adjournment thereof.

          The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the annual meeting.

          Your Board of Directors unanimously believes that the election as a director of the nominees listed in the accompanying Proxy Statement is in the best interests of the Company and its stockholders, and accordingly, recommends a vote "FOR" such nominees. Further, your Board of Directors unanimously believes that an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's issued and outstanding shares of Common Stock and the appointment of Ernst & Young LLP as the Company's independent auditors is in the best interests of the Company and its stockholders, and accordingly, recommends a vote "FOR" such proposals.

          It is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed proxy card in the envelope provided. If the address on the accompanying material is incorrect, please advise our Transfer Agent, American Stock Transfer & Trust Company, in writing, at 59 Maiden Lane, New York, New York 10038.

          You may submit your proxy vote with the enclosed paper card or you can vote by telephone or via the Internet. See Voting by Telephone or via the Internet in the Proxy Statement for further details. Please note that there are separate telephone and Internet voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

          YOUR VOTE IS VERY IMPORTANT, AND WE WILL APPRECIATE A PROMPT RETURN OF YOUR SIGNED PROXY CARD, YOUR PROMPT VOTE BY TELEPHONE OR VIA THE INTERNET. WE APPRECIATE YOUR CONTINUED SUPPORT.

                                           Sincerely yours,


                                           /s/ Robert J. Laikin


                                           Robert J. Laikin
                                           Chairman of the Board and
                                           Chief Executive Officer

                                BRIGHTPOINT, INC.
                         600 EAST 96TH STREET, SUITE 575
                           INDIANAPOLIS, INDIANA 46240

            --------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, JUNE 26, 2002
            --------------------------------------------------------

To the Stockholders of BRIGHTPOINT, INC.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Brightpoint, Inc. ("Annual Meeting") will be held on Wednesday, June 26, 2002, at 9:00 A.M. Indianapolis time, at the Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240 for the following purposes:

          1. To elect three (3) Class II directors to hold office until the Annual Meeting of Stockholders to be held in 2005 and until their successors have been duly elected and qualified;

          2. To consider and vote upon a proposed amendment to the Company's Certificate of Incorporation to effect a combination of the Company's issued and outstanding shares of Common Stock (the "Reverse Split");

          3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

          Only stockholders of record at the close of business on May 15, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

          Brightpoint, Inc.'s 2002 Annual Meeting will be held solely to tabulate the votes cast and report the results of voting on the matters listed in the accompanying Proxy Statement. Certain senior executives of Brightpoint, Inc. will be in attendance to answer questions following the Annual Meeting, however, no formal presentation concerning the business of Brightpoint, Inc. will be made at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO STOCKHOLDERS OF BRIGHTPOINT, INC. AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF BRIGHTPOINT STOCK TO GAIN ADMISSION TO THE MEETING.

                                   By Order of the Board of Directors,


                                   /s/ Steven E. Fivel


                                   Steven E. Fivel
                                   Secretary

May 22, 2002


IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PAPER PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU CHOOSE YOU MAY ALSO VOTE BY TELEPHONE OR VIA THE INTERNET. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                BRIGHTPOINT, INC.

                         600 EAST 96TH STREET, SUITE 575

                           INDIANAPOLIS, INDIANA 46240

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON WEDNESDAY, JUNE 26, 2002

          This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Brightpoint, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 26, 2002, including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.


          Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about May 24, 2002.


          Proxies in the accompanying form, duly executed and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

          The address and telephone number of the principal executive offices of the Company are: 600 East 96th Street, Suite 575, Indianapolis, Indiana 46240, telephone no.: (317) 805-4100.

          The following questions and answers provide important information about the Annual Meeting and this Proxy Statement:

Q. What am I voting on?

A. (a) Election of three Class II directors (Robert J. Laikin, Robert F. Wagner and Rollin M. Dick), (b) amending the Company's Certificate of Incorporation to effect a reverse split of the issued and outstanding shares of the Company's common stock, and (c) ratifying the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.



Q. Who is entitled to vote?

A. Stockholders of record as of the close of business on May 15, 2002, are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company's common stock held.



Q. How do I vote?

A. You may sign and date each paper proxy card you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the Class II directors, the amendment of the Company's Certificate of Incorporation and the ratification of Ernst & Young LLP as the Company's independent auditors as specified in the Proxy Statement.

You may also vote by telephone or via the Internet. See Voting by Telephone or via the Internet below for further details. Please note that there are separate telephone and Internet voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.



Q. How may I revoke or change my vote?

A. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company's Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the Annual Meeting.



Q. How do I sign the paper proxy card?

A. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company), you should indicate your name and title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all the owners.



Q. What does it mean if I receive more than one proxy card?

A. It may mean that you hold shares registered in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. You may call American Stock Transfer & Trust Company at 1-800-937-5449 if you have any questions regarding the share information or your address appearing on the paper proxy card.



Q. Who will count the votes?

A. A member of the Company's Corporate Finance staff will tabulate the votes and act as the independent inspector of election.



Q. What constitutes a quorum?

A. A majority of the outstanding shares, present or represented by proxy, of the Company's common stock constitutes a quorum for the Annual Meeting. As of May 15, 2002, 55,915,353 shares of the Company's common stock $.01 par value per share (the "Common Stock") were issued and outstanding.



Q. How many votes are needed for the election of the directors?

A. The directors will be elected by a plurality of the affirmative votes cast at the Annual Meeting, meaning the three nominees receiving the highest number of votes FOR will be elected as directors. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the three nominees whose names are printed on the proxy card (Robert J. Laikin, Robert F. Wagner and Rollin M.
Dick). Abstentions and broker non-votes (as described below) will have no effect on the election of directors.



Q. How many votes are needed for the amendment to the Company's Certificate of Incorporation to effect the Reverse Split?

A. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the amendment to the Company's Certificate of Incorporation to effect the Reverse Split. Abstentions and broker non-votes will have the same effect as a vote against the proposal to amend the Company's Certificate of Incorporation to effect the Reverse Split.



Q. How many votes are needed for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002?

A. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Abstentions will have the same effect as a vote against the proposal, however broker non-votes will not be treated as entitled to vote on this matter and will therefore have no effect on the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.



Q. What is a "broker non-vote"?

A. A "broker non-vote" occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the broker has not received instructions from the beneficial owners of how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.



Q. Where will the Annual Meeting be held?

A. The Annual Meeting will be held at the Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240 on Wednesday, June 26, 2002, at 9:00 a.m. Indianapolis time. Brightpoint, Inc.'s 2002 Annual Meeting will be held solely to tabulate the votes cast and report the results of voting on the matters listed in the proxy statement. Certain senior executives of the Company may be in attendance to answer questions following the Annual Meeting, however, no formal presentation concerning the Company's business will be made at the Annual Meeting.



                       OUTSTANDING STOCK AND VOTING RIGHTS

          Only stockholders of record at the close of business on May 15, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 55,915,353 shares of Common Stock, the Company's only class of voting securities. Each share entitles the holder to one vote on each matter submitted to a vote at the Annual Meeting.

                     VOTING PROCEDURES AND PROXY INFORMATION

          The Class II directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting; approval of the amendment to the Company's Certificate of Incorporation to effect the Reverse Split will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date; and ratification of the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting, in each case, provided a quorum exists. A quorum is established if at least a majority of the outstanding shares of Common Stock as of the Record Date are present in person or represented by proxy at the Annual Meeting. All other matters at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided a quorum exists. Votes will be counted and certified by an Inspector of Election who is expected to be a member of the Company's Corporate Finance staff.

          In accordance with Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated. Abstentions and broker non-votes will have no effect on the election of directors, but will have the same effect as a vote "against" the proposal to amend the Company's Certificate of Incorporation to effect the Reverse Split. Abstentions will have the same effect as a vote "against" the ratification of the appointment of Ernst & Young as the Company's independent auditors, however broker non-votes will not be treated as entitled to vote and therefore will have no effect on such proposal.

          The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

          The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and such persons may be reimbursed for their expenses by the Company.

VOTING BY TELEPHONE OR VIA THE INTERNET

          For Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different than the program provided by American Stock Transfer & Trust Company for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you already have been offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the ADP program must be received by 11:59 p.m. (EDT) on June 25, 2002. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

          For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with American Stock Transfer & Trust Company may vote telephonically by calling American Stock Transfer & Trust Company at 1-800-776-9437 or you may vote via the Internet at www.voteproxy.com.

          The telephone and Internet voting procedures are designed to authenticate stockholders identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet through either American Stock Transfer & Trust Company or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

                              ELECTION OF DIRECTORS

          The Company's By-laws provide that the Board of Directors of the Company is divided into three classes (Class I, Class II and Class III). At each Annual Meeting of Stockholders, directors constituting one class are elected for a three-year term. At this year's Annual Meeting, three (3) Class II directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2005. The Board of Directors has nominated Robert J. Laikin, Robert F. Wagner and Rollin M. Dick to serve as Class II directors. Each of the directors will be elected to serve during his term until a successor is elected and qualified or until the director's earlier resignation or removal.

          At this year's Annual Meeting, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. In the event the nominees listed below shall be unable to serve, it is intended that the proxy will be voted for such other nominees as is designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES SPECIFIED BELOW.

          The following table sets forth the name, age and principal occupation of the nominees for election at this Annual Meeting and the length of continuous service as a director of the Company:

                               CLASS II DIRECTORS
                                 (To be elected)
                             (Term Expires in 2005)


                                                PRINCIPAL OCCUPATION
        NAME OF DIRECTOR        AGE                 OR EMPLOYMENT                   DIRECTOR SINCE
        ----------------        ---                 -------------                   --------------
Robert J. Laikin.............    39   Chairman of the Board and Chief Executive          1989
                                      Officer of the Company

Robert F. Wagner.............    67   Partner of Law Firm of Lewis & Wagner              1994

Rollin M. Dick...............    70   Vice Chairman and Chief Financial                  1994
                                      Officer of Haverstick Consulting Inc.

          The following tables set forth similar information with respect to incumbent directors in Class I and Class III of the Board of Directors who are not nominees for election at this Annual Meeting:

                                CLASS I DIRECTORS

                             (Term Expires in 2004)

                                                    PRINCIPAL OCCUPATION
        NAME OF NOMINEE            AGE                  OR EMPLOYMENT                      DIRECTOR SINCE
        ---------------            ---                  -------------                      --------------
J. Mark Howell...............       37     President and Chief Operating Officer                1994
                                           of the Company

Stephen H. Simon.............       36     President and Chief Executive Officer,               1994
                                           Melvin Simon & Associates, Inc.

Todd H. Stuart...............       37     Vice President and Director of Stuart's              1997
                                           Moving and Storage, Inc.

                               CLASS III DIRECTORS
                             (Term Expires in 2003)

                                                    PRINCIPAL OCCUPATION
        NAME OF DIRECTOR           AGE                  OR EMPLOYMENT                      DIRECTOR SINCE
        ----------------           ---                  -------------                      --------------
John W. Adams................       53     Vice President of Browning Investments,              1994
                                           Inc.

Jerre L. Stead...............       59     Retired Chairman and Chief Executive                 2000
                                           Officer of Ingram Micro Inc.

          Set forth below is a description of the backgrounds of each of the directors and executive officers of the Company:

          Robert J. Laikin, a founder of the Company, has been a director of the Company since its inception in August 1989. Mr. Laikin has been Chairman of the Board and Chief Executive Officer of the Company since January 1994. Mr. Laikin was President of the Company from June 1992 until September 1996 and Vice President and Treasurer of the Company from August 1989 until May 1992. From July 1986 to December 1987, Mr. Laikin was Vice President and, from January 1988 to February 1993, President of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

          J. Mark Howell has been a director of the Company since October 1994. Mr. Howell has been President of the Company since September 1996 and Chief Operating Officer of the Company from September 1995 to April 16, 1998 and from July 16, 1998 to present. He was Executive Vice President, Finance, Chief Financial Officer, Treasurer and Secretary of the Company from July 1994 until September 1996. From July 1992 until joining the Company, Mr. Howell was Corporate Controller for ADESA Corporation, a company which owns and operates automobile auctions in the United States and Canada. Prior thereto, Mr. Howell was a Manager with Ernst & Young LLP.

          John W. Adams has been a director of the Company since April 1994. Since October 1983, Mr. Adams has been Vice President of Browning Investments, Inc., a commercial real estate development company. Mr. Adams is a trustee of Century Realty Trust, a publicly-held real estate investment trust.

          Rollin M. Dick has been a director of the Company since April 1994. From December 2000 to present Mr. Dick has been employed as the Vice Chairman and Chief Financial Officer of Haverstick Consulting Inc., a professional consulting firm offering business consulting, application development and integration services. From February 1986 to April 2000, Mr. Dick was Executive Vice President, Chief Financial Officer and a director of Conseco, Inc., a publicly-held life insurance holding company.

          Stephen H. Simon has been a director of the Company since April 1994. Mr. Simon has been President and Chief Executive Officer of Melvin Simon & Associates, Inc., a privately-held shopping center development company, since February 1997. From December 1993 until February 1997, Mr. Simon was Director of Development for an affiliate of Simon Property Group, a publicly-held real estate investment trust. From November 1991 to December 1993, Mr. Simon was Development Manager of Melvin Simon & Associates, Inc.

          Jerre L. Stead has been a director of the Company since June 2000. From August 1996 to June 2000 he was Chairman of the Board and from August 1996 to March 2000 he was Chief Executive Officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. He served as Chairman, President and Chief Executive Officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. Mr. Stead was Executive Vice President of American Telephone and Telegraph Company, a telecommunications company and Chairman and Chief Executive Officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. from 1993 to 1994. He was President of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was Chairman, President and Chief Executive Officer from 1989 to 1991 and President from 1987 to 1989 of

Square D Company, an industrial control and electrical distribution products company. In addition, he held numerous positions during a 21-year career at Honeywell. Mr. Stead is a Director of Thomas & Betts Corp., Conexant Systems, Inc., Armstrong Holdings, Inc. and Mobility Electronics, Inc.

          Todd H. Stuart has been a director of the Company since November 1997. Mr. Stuart has been Vice President, since May 1993, and Director of Transportation, since May 1985, of Stuart's Moving and Storage, Inc., a provider of domestic and international logistics and transportation services.

          Robert F. Wagner has been a director of the Company since April 1994. Mr. Wagner has been engaged in the practice of law with the firm of Lewis & Wagner since 1973.

          Executive Officers:

          In addition to Messrs. Laikin and Howell, the Company's Executive Officers include Steven E. Fivel and Frank Terence.

          Steven E. Fivel, age 41, has been Executive Vice President, General Counsel and Secretary of the Company since January 1997. From December 1993 until January 1997, Mr. Fivel was an attorney with an affiliate of Simon Property Group, a publicly-held real estate investment trust. From February 1988 to December 1993, Mr. Fivel was an attorney with Melvin Simon & Associates, Inc., a privately-held shopping center development company.

          Frank Terence, age 43, was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company on April 22, 2002. From August 2001 through April 2002, Mr. Terence was the Chief Financial Officer of Velocitel, LLC, a wireless telecommunications infrastructure company with operations in the United States, Latin America and Europe. From January 2000 through January 2001, Mr. Terence was Chief Financial Officer of eTranslate, Inc., a web services company based in San Francisco. Previously, from October 1994 through December 1999, Mr. Terence was employed by Ingram Micro, Inc., holding several financial positions including Vice President and Chief Financial Officer of its Frameworks Integration Services division and Vice President and Chief Financial Officer for its Latin American division.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all required reports were filed on a timely basis.

                      MEETINGS OF DIRECTORS AND COMMITTEES

          During the fiscal year ended December 31, 2001, the Board of Directors held eight meetings. In addition, the Board took other action by unanimous written consent in lieu of a meeting. During 2001, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

          The Board of Directors maintains a Compensation Committee which has the power to establish the compensation policies of the Company and the specific compensation of the Company's executive officers and to administer the Company's 1994 Stock Option Plan, 1996 Stock Option Plan, the Non-Employee Director Stock Option Plan and the Brightpoint, Inc. 1999 Employee Stock Purchase

Plan. The current members of the Compensation Committee are Messrs. Wagner and Adams. During 2001, the Compensation Committee held one meeting and also took action by unanimous written consent in lieu of a meeting.

          The Board of Directors also maintains an Audit Committee which has the power to recommend to the Board, and monitor the performance of, the firm of independent public accountants to be selected by the Company and supervise the audit and financial procedures of the Company. The current members of the Audit Committee are Messrs. Dick, Stead and Stuart, none of whom are employees of the Company and each of whom meet the independence and financial literacy requirements under current National Association of Securities Dealers corporate governance standards. The Audit Committee has a written charter that sets forth the duties and responsibilities of its members. A copy of the charter was attached as Exhibit A to the Company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 27, 2001. During 2001, the Audit Committee held five meetings.

          The Board of Directors has also designated an Executive Committee which is comprised of Messrs. Dick, Howell, Laikin and Wagner. The Executive Committee met two times in 2001. The Company does not have a Nominating Committee.

REPORT OF AUDIT COMMITTEE

          Prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the members of the Audit Committee reviewed the audited financial statements to be included in the Form 10-K and discussed the audited financial statements with members of management. Subsequent to the filing of the Form 10-K, the Audit Committee also conducted discussions with its independent auditors, Ernst & Young LLP, regarding the matters required by the Statement on Auditing Standards No. 61 and, as required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and confirming letter from Ernst & Young LLP regarding its independence and has discussed with Ernst & Young LLP its independence. Based upon the review and discussions referred to above, the Audit Committee has ratified its prior recommendation to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                         Rollin M. Dick
                                         Jerre L. Stead
                                         Todd H. Stuart

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table discloses for the periods presented the compensation for the person who served as the Company's Chief Executive Officer and for each of the other executive officers (not including the Chief Executive Officer) of the Company whose total individual compensation exceeded $100,000 for the Company's fiscal year ended December 31, 2001 (the "Named Executives").

                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                                                                ------------
                                                                ANNUAL COMPENSATION                AWARDS
                                                     ----------------------------------------      ------

                                                                                                 SECURITIES
                                                                             OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                  YEAR     SALARY       BONUS     COMPENSATION (1)     OPTIONS
-----------------------------------------    ----    --------    --------    ----------------   ------------
Robert J. Laikin........................     2001    $450,000    $      -        $88,550          140,000
Chairman of the Board and Chief              2000     350,000     288,750          2,550          340,000
Executive Officer                            1999     275,000     250,000          2,400          350,000

J. Mark Howell..........................     2001     325,000           -         76,050          110,000
President and Chief Operating Officer        2000     250,000     206,250          2,550          260,000(2)
                                             1999     225,000     150,000          2,400          225,000

Phillip A. Bounsall (3).................     2001     290,000           -         44,800           95,000
Executive Vice President, Chief              2000     225,000     185,625          2,550          230,000(2)
Financial Officer and Treasurer              1999     200,000     135,000          2,400          190,000

Steven E. Fivel.........................     2001     225,000           -         36,300           75,000
Executive Vice President, General            2000     175,000     108,400          2,550          175,000(2)
Counsel and Secretary                        1999     162,500     100,000          2,400          110,000

(1) Represents the Company's matching contributions to the respective employees 401(k) accounts. Does not include refunds to the 401(k) Plan paid in 2001 of $1,349 and $1,251, respectively, relating to ERISA compliance testing for the years 1999, 2000 and 2001. Also includes payments received by the executive officers named above pursuant to the offer to exchange certain stock options that the Company made to its employees and directors during 2001.

(2) Does not include certain options originally granted in fiscal 1996 and 1997 to Messrs. Howell (750,000); Bounsall (125,000) and Fivel (62,500), the expiration dates of which were extended during fiscal 2000 for three years from their original expiration dates.

(3) Mr. Bounsall ceased to be Executive Vice President, Chief Financial Officer and Treasurer of the Company on April 22, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table provides information with respect to individual stock options granted during fiscal 2001 to each of the Named Executives:

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                                               % OF TOTAL                                     OF STOCK PRICE
                                   SHARES        OPTIONS                                  APPRECIATION FOR OPTION
                                 UNDERLYING     GRANTED TO     EXERCISE                         TERM (2)
                                   OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION     --------------------------
NAME                              GRANTED(1)   FISCAL YEAR      ($/SH)       DATE            5%              10%
-----------------------------    -----------   ------------    --------   ----------     ---------        ---------
Robert J. Laikin.............       140,000        14.6        $ 3.875     2/22/2006     $ 149,883        $ 331,202


J. Mark Howell...............       110,000        11.5          3.875     2/22/2006       117,765          260,230


Phillip A. Bounsall(3).......        95,000         9.9          3.875     2/22/2006       101,706          224,744


Steven E. Fivel..............        75,000         7.8          3.875     2/22/2006        80,294          177,429

---------------
(1) All options were granted under the Company's 1994 Stock Option Plan. All options are exercisable as to one-third of the shares covered thereby on the first, second and third anniversaries of the date of grant.

(2) The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options immediately prior to their expiration, assuming the Company's Common Stock appreciates at the compounded rates specified over the term of the options. These numbers do not take into account provisions of options providing for termination of the option following termination of employment or nontransferability of the options and do not make any provision for taxes associated with exercise. Because actual gains will depend upon, among other things, future performance of the Common Stock, there can be no assurance that the amounts reflected in this table will be achieved.

(3) Mr. Bounsall ceased to be Executive Vice President, Chief Financial Officer and Treasurer of the Company effective on April 22, 2002.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

          The following table sets forth information concerning each exercise of stock options by each of the Named Executives during the fiscal year ended December 31, 2001 and the value of unexercised stock options held by the Named Executives as of December 31, 2001:

                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                             SHARES                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                            ACQUIRED              OPTIONS AT DECEMBER 31, 2001       DECEMBER 31, 2001 (1)
                               ON       VALUE     ----------------------------   -----------------------------
NAME                        EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-------------------------   --------   --------   -----------    -------------   -----------     -------------
Robert J. Laikin.........      --       $  --       350,001         339,999         $  --           $  --
J. Mark Howell...........      --          --       983,374         251,666            --              --
Phillip A. Bounsall(2)...      --          --       321,667         223,333            --              --
Steven E. Fivel..........      --          --       192,501         164,999            --              --

---------------
(1) Year-end values for unexercised in-the-money options represent the positive spread between the exercise price of such options and the year-end market value of the Common Stock.

(2) Mr. Bounsall ceased to be Executive Vice President, Chief Financial Officer and Treasurer of the Company on April 22, 2002.

          On August 31, 2001, the Company made an offer (the "Offer to Exchange"), to its employees and members of the Board of Directors, to exchange all options to purchase shares of the Company's common stock, outstanding under its 1994 Stock Option Plan, 1996 Stock Option Plan and Non-Employee Directors Stock Option Plan which options had (i) a grant date prior to March 1, 2001, and
(ii) an exercise price in excess of $10.00 per share. In exchange for the options, participants received (a) a cash payment and (b) the grant of a new option or new options, as applicable, in the amounts upon the terms and subject to the conditions as set forth in the Offer to Exchange.

          This Offer to Exchange expired on October 15, 2001. The total amount of cash paid and recognized as compensation expense in 2001 pursuant to the Offer to Exchange was $0.4 million. The individuals that were eligible and elected to participate in the Offer were granted a new option or new options, as applicable, on April 18, 2002. The number of shares subject to the new option or new options, as applicable, was equal to one-third of the shares subject to the options tendered and accepted by the Company for cancellation, rounded up to the nearest whole share. The Company was contractually obligated to issue certain additional options to officers, directors and other employees who participated in the Offer to Exchange, which additional options had been authorized for grant in August 2001 (the "August 2001 Options"), prior to the Offer to Exchange, but deferred pending such officers, directors and employees participation in the Offer to Exchange. Messrs. Laikin, Howell, Fivel and Bounsall, who were entitled to receive 140,000, 110,000, 75,000, and 95,000 August 2001 Options,
respectively, have agreed to waive their rights to receive all such options.

DIRECTOR COMPENSATION

          For the fiscal year ended December 31, 2001, non-employee directors received annual cash compensation of $30,000 for services rendered in their capacity as Board members. In addition, members of the Executive, Audit and Compensation Committees received annual payments of $6,400, $3,600 and $3,600, respectively, as members of such committees. The Company has adopted a Non-Employee Director Stock Option Plan (the "Director Plan") pursuant to which 937,500 shares of Common Stock are reserved for issuance to non-employee directors. The Director Plan provides that eligible directors automatically receive a grant of options to purchase 10,000 shares of Common Stock upon first becoming a director and, thereafter, an annual grant, in January of each year, of options to purchase 4,000 shares. All of such options are granted at fair market value on the date of grant and are exercisable as to all of the shares covered thereby commencing one year from the date of grant. To date, the Company has granted to each of Messrs. Adams, Dick, Simon and Wagner options to purchase 106,625 shares of Common Stock pursuant to the Director Plan and 10,000 shares of Common Stock pursuant to the Company's 1996 Stock Option Plan and has granted Mr. Stuart and Mr. Stead options to purchase 36,000, and 14,000 shares of Common Stock, respectively pursuant to the Director Plan. During the year ended December 31, 2001, the Company granted options to purchase 4,000 shares of Common Stock, at an exercise price of $4.016 per share, to each of Messrs. Adams, Dick, Simon, Stead, Stuart and Wagner.

EMPLOYMENT AND SEVERANCE AGREEMENTS

          The Company has entered into five-year "evergreen" employment agreements with each of Messrs. Laikin and Howell which are automatically renewable for successive one-year periods and provide for an annual base compensation of $450,000 and $325,000 respectively, and such bonuses as the Board of Directors may from time to time determine. If the Company provides the employee with notice that it desires to terminate the agreement or terminates the agreement without cause, there is a final five-year term commencing on the date of such notice. The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with the business of the Company during the term of the employment agreement and for a period of two years thereafter. The employment agreements also provide that if the employee's employment is terminated by the employee, without Good Reason, as defined, within 12 months after a "change of control," or if prior to and not as a result of a change of control, the employee's employment is terminated either by the employee for Good Reason or by the Company other than for disability or Cause, as defined, the employee will be entitled to receive severance pay equal to the highest of (a) $2,250,000 for Mr. Laikin and $1,625,000 for Mr. Howell or (b) five times the total compensation (including salary, bonus and the value of all perquisites) received from the Company during the twelve months prior to the date of termination. If after or as a result of a change of control, the employee's employment is terminated either by the employee for Good Reason or by the Company other than for disability or Cause, the employee will be entitled to receive severance pay equal to ten times the total compensation (including salary, bonus, the value of all perquisites and the value of all stock options granted to the employee) received from the Company during the twelve months prior to the date of termination. In addition, (a) upon the occurrence of a change of control, (b) if in breach of the agreement, the Company terminates the employee's employment other than for disability or Cause, or (c) if the employee terminates his employment for Good Reason at any time, the vesting of all options granted to the employee will be accelerated so that the options become immediately exercisable. For the purposes of such agreements, a "change of control" shall be deemed to occur, unless previously consented to in writing by the respective employee, upon (i) individuals who constituted the then current Board of Directors of the Company ceasing to constitute a majority of the Board of Directors, (ii) subject to certain specified exceptions, the acquisition of beneficial ownership of 15% or more of the voting securities of the Company by any person or entity not affiliated with the respective employee or the Company,
(iii) the commencement of a proxy contest against management for the election of a majority of the Board of Directors of the Company if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of the voting securities of the Company, (iv) the consummation under certain conditions by the Company of a reorganization, merger or consolidation or sale of all or substantially all of the assets of the Company to any person or entity not affiliated with the respective employee or the Company, or (v) the complete liquidation or dissolution of the Company.

          In addition, the Company has entered into a three-year "evergreen" employment agreement with Mr. Fivel, which is automatically renewable for successive one-year periods and provides for an annual base compensation of $275,000. If the Company provides Mr. Fivel with notice that it desires to terminate the agreement without cause, there is a final three year term commencing on the date of such notice. The agreement provides otherwise for substantially the same terms as the employment agreements described above, except that if Mr. Fivel terminates his employment without Good Reason, as defined, within 12 months after a "change of control," or if prior to and not as a result of a change of control, Mr. Fivel terminates his employment for Good Reason or his employment is terminated by the Company other than for disability or Cause, as defined, Mr. Fivel will be entitled to receive the highest of (a) $825,000 or (b) three times the total compensation (including salary, bonus and the value of all perquisites ) received from the Company during the twelve months prior to the date of termination. If after or as a result of a change of control, Mr. Fivel terminates his employment for Good Reason or his employment is terminated by the Company other than for disability or Cause, Mr. Fivel will be entitled to receive severance pay equal to six times the compensation (including, salary, bonus, and the value of all perquisites and the value of all stock options granted to the employee) received or earned from the Company during the twelve months prior to the date of termination. In addition, (a) upon the occurrence of a change of control, (b) if in breach of the agreement, the Company terminates Mr. Fivel's employment other than for disability or Cause, or
(c) if Mr. Fivel terminates his employment for Good Reason at any time, the vesting of all options granted to Mr. Fivel will be accelerated so that the options become immediately exercisable.

          The Company had entered into an employment agreement with Mr. Bounsall similar in all respects to the terms and conditions of its agreement with Mr. Fivel except that (a) the annual base compensation for Mr. Bounsall under the terms of the agreement was $290,000 and (b) if Mr. Bounsall terminated his employment without Good Reason, as defined, within 12 months after a "change in control" or if prior to and not as a result of a change in control, Mr. Bounsall terminated his employment for Good Reason or his employment was terminated by the Company other than for disability or cause, as defined in the agreement, Mr. Bounsall would be entitled to receive the highest of (i) $870,000 or (ii) three times the total compensation (including salary, bonus and the value of all perquisites) received from the Company during the twelve months prior to the date of termination. Mr. Bounsall ceased to be Executive Vice President, Chief Financial Officer and Treasurer of the Company effective as of April 22, 2002. In connection with the termination of Mr. Bounsall's employment and his employment agreement with the Company, the Company has reached an agreement in principal with Mr. Bounsall pursuant to which the Company expects to pay Mr. Bounsall a severance payment in the aggregate amount of $1 million of which $500,000 is expected to be paid to Mr. Bounsall on the date of execution of a severance agreement and the balance of $500,000 is expected to be placed in escrow to be released to him in January 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company has a Compensation Committee of the Board of Directors comprised of non-employee directors and currently consisting of Messrs. Wagner and Adams. Decisions as to executive compensation are made by the Board of Directors, primarily upon the recommendation of such Committee. Mr. Wagner is a partner in a law firm which received fees in exchange for services rendered to the Company during the year ended December 31, 2001. The Board of Directors which includes Messrs. Laikin and Howell has not modified or rejected any recommendations of the Compensation Committee as to the compensation of the Company's executive officers. During the fiscal year ended December 31, 2001, none of the executive officers of the Company has served on the board of directors or the compensation committee of any other entity, any of whose officers serves on the Company's Board of Directors or Compensation Committee.

REPORT ON EXECUTIVE COMPENSATION

          As noted above, compensation of the Company's executive officers is determined by the Board of Directors pursuant to recommendations made by the Compensation Committee. There is no formal compensation policy for the Company's executive officers, other than the employment agreements described above. Compensation for executive officers consists of base salary, bonus and stock option awards all of which are determined after taking into consideration a variety of factors, including the Company's desire to retain key employees.

          Base Salary. The base salaries of the Company's executives are fixed pursuant to the terms of their respective employment agreements with the Company subject to any increases as determined by the Board of Directors or the Compensation Committee. The Compensation Committee reviews the salary of executive officers for reasonableness based on job responsibilities and a limited review of compensation practices for comparable positions at corporations which compete with the Company in its business or are of comparable size and scope of operations. The Committee's recommendations to the Board of Directors are based primarily on informal judgments reasonably believed to be in the best interests of the Company. In determining the base salaries of the Company's executives during 2001, the Committee considered the Company's financial and operating results in light of current market and industry conditions. Salaries are reevaluated by the Committee each year to determine whether such salaries are reasonable in light of each executive's expected duties.

          Certain executive officers who participated in the Company's October 2001 Offer to Exchange certain outstanding options, received cash as partial consideration for the exchange of their eligible options, including payments of $86,000 to Mr. Laikin, $73,000 to Mr. Howell, $33,750 to Mr. Fivel and $42,250
to Mr. Bounsall. The Compensation Committee did not consider such cash amounts as part of the compensation paid to the Company's executive officers, respectively, for their services in such capacities.

          Bonuses. Bonuses for the Company's executive officers are not determined through the use of specific criteria. Rather, the Committee bases bonuses on the Company's overall performance, including, but not limited to profitability, capital management and other qualitative and quantitative measurements. In determining the amount of bonuses awarded, the Committee considers current market factors, the Company's revenues and profitability for the applicable period and each executive's contribution to the Company. Primarily as a result of the Company's performance in 2001, the compensation committee determined not to grant bonuses to the Company's executive officers with respect to fiscal 2001.

          Stock Options. Stock option awards under the Company's stock option plans are intended to attract, retain and motivate personnel by affording them an opportunity to receive additional compensation based upon the performance of the Company's Common Stock. The size and grant of actual awards during 2001 was determined by the Committee. The Committee's determination as to the size of actual awards to individual executives was made after taking into account, among other things, the relative responsibilities and contributions of the individual executives. In October 2001, the Company effectuated an Offer to Exchange to its employees, including executive officers, and members of the Board of Directors, all outstanding options under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and Non-Employee Directors Stock Option Plan which had (i) a grant date prior to March 1, 2001 and (ii) an exercise price in excess of $10.00 per share. In exchange for tendering their eligible options, participants, including executive officers of the Company, received (a) a cash payment and (b) the grant of new options equal to approximately one-third of the respective options tendered, which grant of new options was made on April 18, 2002. In addition, on the date of grant of the new options, the Company also granted certain additional options to those participants in the Offer to Exchange for whom the Company had authorized the grant of such additional options in August 2001, but had deferred the granting of such additional options pending their participation in the Offer to Exchange.

          Mr. Laikin's base salary was paid in accordance with his employment agreement. As noted above, as a result of the Company's performance in 2001, no bonuses were awarded to the Company's executive officers including Mr. Laikin. Stock option awards for the year ended December 31, 2001 were based on the Company's overall performance and on the Offer to Exchange made by the Company in October 2001. As discussed above in the section entitled "Aggregate Option Exercises and Fiscal Year End Option Values," Mr. Laikin was among several executives of the Company who agreed to waive their rights to receive all of their August 2001 Options that were authorized for grant in August 2001 but deferred pending their participation in the Offer to Exchange.

                                            COMPENSATION COMMITTEE
                                            Robert F. Wagner
                                            John W. Adams

                             STOCK PERFORMANCE GRAPH

          The following line graph compares, from December 31, 1996 through December 31, 2001, the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the stocks comprising the NASDAQ Market Value Index and the Media General Financial Services Electronics Wholesale Industry Group Index ("MG Group Index"). During 1998, Media General Financial Services restructured its industry group classification system replacing its former Electronic Equipment Distributors group with the Electronics Wholesale Industry Group. The Company believes that this restructuring did not materially affect the applicable index. The comparison assumes $100 was invested on December 31,1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of all cash dividends, if any, paid on such securities. The Company has not paid any cash dividends and, therefore, the cumulative total return calculation for the Company is based solely upon stock price appreciation and not upon reinvestment of cash dividends. Historical stock price is not necessarily indicative of future stock price performance.

                               [PERFORMANCE GRAPH]

                             12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                             --------   --------   --------   --------   --------   --------
Brightpoint, Inc.             100.00     116.60     115.55     110.29       29.41     26.39
MG Group Index                100.00     108.94      89.74     107.66       82.45     81.50
NASDAQ Market Value Index     100.00     122.32     172.52     304.29      191.25    152.46

                          VOTING SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, based on information obtained from the persons named below, (i) by each person known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each of the Named Executives, (iii) by each of the Company's directors, and (iv) by all executive officers and directors of the Company as a group:


                                                        AMOUNT AND
                                                        NATURE OF       PERCENTAGE OF
                                                        BENEFICIAL       OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNERSHIP(2)     SHARES OWNED
---------------------------------------                ------------     ------------
Robert J. Laikin (3)...............................        914,533           1.6

J. Mark Howell (4).................................      1,101,137           1.9

Steven E. Fivel (5)................................        224,228            *

Phillip A. Bounsall (6)............................        675,068           1.2

John W. Adams (7)..................................         18,900            *

Rollin M. Dick (8).................................        808,999           1.4

Stephen H. Simon (9)...............................         44,000            *

Jerre L. Stead (10)................................         95,000            *

Todd H. Stuart (11)................................          4,000            *

Robert F. Wagner (12)..............................         54,150            *

Dimensional Fund Advisors Inc. (13)................      3,051,722           5.3

Kennedy Capital Management, Inc. (14)..............      3,861,495           6.9

All executive officers and directors
as a group (ten persons)(15).......................      3,264,947           5.7


----------------------

*    Less than 1%.

(1) The address for each of such individuals, unless specified otherwise in a subsequent footnote, is in care of Brightpoint, Inc., 600 East 96th Street, Suite 575, Indianapolis, Indiana 46240.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the Record Date have been exercised. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Includes 396,668 shares underlying options which are exercisable within 60 days of the Record Date. Includes 477,956 shares owned by Mr. Laikin. Includes 19,728 shares allocated from the Brightpoint, Inc. 1999 Employee Stock Purchase Plan ("ESPP") and 20,181 shares allocated from the Brightpoint, Inc. 401k Plan ("401(k)"). Does not include options to purchase 523,332 shares.

(4) Includes 1,020,001 shares underlying options which are exercisable within 60 days of the Record Date. Includes 79,300 shares owned by J. Mark Howell and 1,836 shares allocated from the 401(k). Does not include options to purchase 418,333 shares.

(5) Includes 217,501 shares underlying options which are exercisable within 60 days of the Record Date. Includes 5,000 shares owned by Mr. Fivel. Includes 676 shares allocated from the ESPP and 1,051 shares allocated from the 401(k). Does not include options to purchase 219,999 shares.

(6) Includes 643,334 shares underlying options which are exercisable within 60 days of the Record Date. Includes 17,000 shares owned by Mr. Bounsall's wife. Includes 7,948 shares allocated from the ESPP and 1,086 shares allocated from the 401(k). Includes 5,700 shares held in the Howell Family Educational Trust of which Mr. Bounsall is a trustee and as to which shares Mr. Bounsall, as trustee, has voting and dispositive power.

(7) Includes (i) 14,900 shares owned through Mr. Adams' 401(K) Plan and (ii) 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 14,667 shares.

(8) Includes: (i) 230,625 shares held in the name of Rollin M. Dick, (ii) 529, 874 shares held of record by JLT PR LLC, an entity in which Mr. Dick is the sole managing member and a majority equity owner, (iii) 44,500 shares held by the Helping Fund, a charitable organization established under Section 501(c)(3) of the Internal Revenue Code of 1986, of which Mr. Dick is a trustee with shared voting and dispositive power, and (iv) 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 14,667 shares.

(9) Includes (i) 40,000 shares owned by Mr. Simon and (ii) 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 14,667 shares.

(10) Includes (i) 91,000 shares beneficially owned by Mr. Stead, which shares are owned of record by JMJS Group LLP, and (ii) 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 7,334 shares.

(11) Includes 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 14,667 shares.

(12) Includes (i) 50,050 shares owned by Mr. Wagner and (ii) 100 shares held in a joint account by Mr. Wagner and his emancipated son, of which shares Mr. Wagner disclaims beneficial ownership and (iii) 4,000 shares underlying options which are exercisable within 60 days of the Record Date. Does not include options to purchase 14,667 shares.

(13) Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc.("Dimensional"). According to the Schedule 13G Dimensional is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and /or investment power over these shares. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.


(14) Based solely upon information provided to the Company by representatives of Kennedy Capital Management, Inc. The address for Kennedy Capital is 10829 Olive Blvd., St. Louis, Missouri 63141.


(15) Includes an aggregate of 1,658,170 shares underlying options which are exercisable within 60 days of the Record Date. Does not include 300,000 shares underlying options granted to Frank Terence, the Company's recently appointed Executive Vice President, Chief Financial Officer and Treasurer, which options are not currently exercisable.

                              CERTAIN TRANSACTIONS

     The Company utilizes the services of a third party for the purchase of corporate gifts, promotional items and standard personalized stationery. Mrs. Judy Laikin, the mother of Robert J. Laikin, the Company's Chief Executive Officer, was an independent consultant to this third party during 2001 and prior to June 1, 2000 was the owner of the third party. For the year ended December 31, 2001, the Company purchased approximately $127,000 of services and products from this third party. The Company believes that these purchases were made on terms no less favorable than it could have obtained from an unrelated party.

     During the fiscal year ended December 31, 2001, an entity in which the father of Robert J. Laikin is a fifty percent (50%) equity owner, provided risk management services to the Company for which the Company paid the entity $167,000 in consulting fees. During the fiscal year ended December 31, 2001 the Company paid to an insurance brokerage firm, for which the father of Robert J. Laikin acts as an independent insurance broker, $180,000 in service fees and certain insurance premiums, which premiums were forwarded to the Company's respective insurance carriers.

     During the fiscal year ended December 31, 2001, in accordance with the terms of the Company's Offer to Exchange certain options with its employees and directors, the Company paid its officers and directors who participated in the Offer to Exchange an aggregate of $251,700 in partial consideration of the options they surrendered. Of the aggregate amount, $86,000 was paid to Robert J. Laikin and $73,500 was paid to J. Mark Howell, the Company's President and Chief Operating Officer.

     The Company's Certificate of Incorporation and By-laws provide for the Company to indemnify its officers and directors to the extent permitted by law. In connection therewith, the Company has entered into indemnification agreements with its executive officers and directors. In accordance with the terms of these agreements, the Company intends to reimburse them for their personal legal expenses arising from certain pending litigation and regulatory matters.

     Mr. Bounsall ceased to be Executive Vice President, Chief Financial Officer and Treasurer of the Company effective on April 22, 2002. In connection with the termination of Mr. Bounsall's employment and his employment agreement with the Company, the Company has reached an agreement in principal with Mr. Bounsall pursuant to which the Company expects to pay Mr. Bounsall a severance payment in the aggregate amount of $1 million of which $500,000 is expected to be paid to Mr. Bounsall on the date of execution of a severance agreement and the balance of $500,000 is expected to be placed in escrow to be released to him in January 2003.

     Set forth below is a description of certain litigation in which certain of the Company's officers and directors are named as defendants:

     In February 2002, Nora Lee, filed a complaint in the Circuit Court, Marion County, Indiana, against all of the Company's current directors, its former corporate controller and its current independent auditors, Ernst & Young LLP, which action is entitled Nora Lee Derivatively on Behalf of Nominal Defendant Brightpoint, Inc., vs. Robert J. Laikin, et. al. and Brightpoint, Inc. as a Nominal Defendant, Cause No. 49C01-0202-CT-000399.

     The plaintiff alleges, among other things, that certain of the individual defendants sold the Company's Common Stock while in possession of material non-public information regarding the Company, that the individual defendants violated their fiduciary duties of loyalty, good faith and due care by, among other things, causing the Company to disseminate misleading and inaccurate financial information, failing to implement and maintain internal adequate accounting control systems, wasting corporate assets and exposing the Company to losses. The plaintiff is seeking to recover unspecified damages from all defendants, the imposition of a constructive trust for the amounts of profits received by the individual defendants who sold the Company's common stock and recovery of reasonable litigation costs and expenses.

     The Company and several of its executive officers and directors were named as defendants in two complaints filed in November and December 2001, in the United States District Court for the Southern District of Indiana, entitled Weiss v. Brightpoint, Inc., et. al., Cause No. IP01-1796-C-T/K; and Mueller v. Brightpoint, Inc., et. al., Cause No. IP01-1922-C-M/S. In February 2002, the Court consolidated the Weiss and Mueller actions and appointed John Kilcoyne as lead plaintiff in this action which is now known as In re Brightpoint, Inc. Securities Litigation. A consolidated amended complaint was filed in April 2002. The amended complaint, among other things, adds the Company's current independent auditors as a defendant.

     The action is a purported class action asserted on behalf of all purchasers of the Company's publicly traded securities between January 29, 1999 and January 31, 2002, alleging violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by the Company and certain of its officers and directors, as well as the Company's current independent auditors, and violations of Section 20(a) of the Exchange Act by the individual defendants.

     The amended complaint alleges, among other things, that the Company intentionally concealed and falsified its financial condition, and issued financial statements which violated generally accepted accounting principles, in order that it would not be declared in default of its loan covenants under its line of credit. The amended complaint also alleges that, due to the false financial statements, the Company's stock was traded at artificially inflated prices. Plaintiff seeks compensatory damages, including interest, against all of the defendants and recovery of their reasonable litigation costs and expenses. The Company disputes these claims and intends to vigorously defend this matter.


     A complaint was filed on November 23, 2001 against the Company and 87 other defendants in the United States District Court for the District of Arizona, entitled Lemelson Medical, Education and

Research Foundation LP v. Federal Express Corporation, et. al., Cause No. CIV01-2287-PHX-PGR. The Plaintiff claims the Company and other defendants have infringed 7 patents alleged to cover bar code technology. The case seeks unspecified damages, treble damages and injunctive relief. The Court has ordered the case stayed pending the decision in a related case in which a number of bar code equipment manufacturers have sought a declaration that the patents asserted are invalid and unenforceable. The trial of that related case is currently scheduled to begin in November 2002. The Company disputes these claims and intends to vigorously defend this matter.

                                   PROPOSAL I

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
            TO EFFECT A REVERSE SPLIT OF THE OUTSTANDING COMMON STOCK

          The Board of Directors has adopted, and proposes that the stockholders of the Company approve, a proposal for the amendment to the Certificate of Incorporation of the Company, to effect a combination (the "Reverse Split") of the Company's issued and outstanding Common Stock on the basis of one (1) share of Common Stock for each seven (7) shares of issued and outstanding Common Stock immediately prior to such Reverse Split. The par value of the Common Stock will remain $0.01 per share and the number of shares of Common Stock authorized to be issued will remain at 100,000,000. Approval of the Reverse Split will also authorize the Board of Directors in its discretion to abandon and not effect the Reverse Split at any time after the Annual Meeting and prior to the date and time at which the Reverse Split becomes effective. The Board may also delay effecting the Reverse Split for up to three months from the date of stockholder approval assuming that the same is obtained at this Annual Meeting. Notwithstanding the prior sentence, if stockholder approval is obtained at the Annual Meeting and the Board determines to proceed with the Reverse Split, the Company intends to promptly effect the Reverse Split by an amendment to the Company's Certificate of Incorporation.

Purpose and Effect of the Proposed Amendment

          The Board of Directors proposes the Reverse Split for stockholder approval primarily to facilitate the continued listing of the Common Stock on the NASDAQ National Market System and to provide for additional authorized shares of common stock which may be issued by the Company in the event that outstanding options, warrants, certain zero-coupon subordinated convertible notes ("Convertible Notes") and other securities convertible into or exchangeable for Common Stock of the Company are actually converted into or exchanged for Common Stock. With respect to Nasdaq, one criteria for continued listing on the NASDAQ National Market System is that the applicant's common share minimum bid price must be at least $1.00 per share. The per share price of the Company's Common Stock does not currently meet the minimum bid price requirement of the NASDAQ National Market System. The Company believes the completion of the Reverse Split will cause the trading price of the Common Stock to increase above the minimum trading price requirement of the NASDAQ National Market System. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Company's Common Stock or that, if the price of the Company's Common Stock does increase as a result of the Reverse Split, such increase will be sufficient to allow the Company to comply with the continued listing requirements of the NASDAQ National Market System.

          If the Common Stock were delisted, it would then be eligible for quotation on the OTC Bulletin Board maintained by NASDAQ, another over-the-counter quotation system or the "pink sheets" maintained by the National Quotation Bureau, Inc. If that occurred, the liquidity and marketability of shares of the Common Stock would be decreased, and therefore stockholders of the Company might find it more difficult to buy or sell Common Stock at a price they believe to be favorable. Additionally, an investor may find it more difficult to obtain quotations as to the market value of the Common Stock, or the quotations might not accurately reflect the fair market value of the Common Stock.

          The holders of the Company's Convertible Notes have the right and may require the Company to purchase the Convertible Notes at the accreted value of the Convertible Notes on March 11, 2003.

If the holders of the Convertible Notes exercise their mandatory purchase rights, as noted above, and if the Company determines to satisfy all or a substantial portion of the purchase obligation in shares of its Common Stock rather than cash, based upon the current market price of the Company's Common Stock, the Company would not have sufficient authorized but unissued shares available to satisfy its purchase obligation. The Company believes that it would, however, have sufficient authorized but unissued shares of Common Stock to satisfy its purchase obligation if the Reverse Split is effected. In addition, with respect to shares issuable upon exercise or conversion, as the case may be, of options, warrants and Convertible Notes outstanding as of the close of business on May 21, 2002, whether or not the same are currently exercisable, an aggregate of approximately 10.8 million shares of Common Stock (without giving effect to the Reverse Split) would be issuable in the event that all outstanding options, warrants and Convertible Notes were exercised for or converted into shares of the Company's Common Stock by the holders thereof; and an additional 4.5 million shares of Common Stock (without giving effect to the Reverse Split) are reserved for issuance with respect to options available for future grant under the Company's stock option plans. The Reverse Split will provide the Company with additional authorized but unissued shares of Common Stock in the event of the exercise and/or conversion, as the case may be, of currently outstanding options, warrants and Convertible Notes as well as options available for future grant under the Company's stock option plans. The additional authorized but unissued shares of Common Stock may also be available to provide for an anti-takeover defense, to raise capital in the future, to finance future acquisitions, to retire debt or to compensate employees. The Company currently has no plans, arrangements or understandings regarding future issuances of Common Stock except in connection with the Company's stock option plans, the Convertible Notes and the Company's shareholder rights plan.


          As a part of the Reverse Split, the Company's surplus would be increased as a result of maintaining the par value of the Common Stock at $0.01 per share but decreasing the number of issued shares of the Company. Under the Delaware General Corporation Law, a corporation is permitted to purchase its own shares of capital stock or to declare dividends only to the extent that the corporation has an amount of surplus equal to or greater than the amount of the stock redemption or dividend. Under the Delaware General Corporation Law, the "surplus" of a corporation is defined as the excess of the net assets of a corporation less the stated capital of a corporation. The "stated capital" of a corporation is equal to the number of issued shares of the corporation multiplied by the par value of the shares. The "net assets" of a corporation is the total assets minus the total liabilities of a corporation. Because the number of issued shares of the Company will decrease as a result of the Reverse Split but the par value will remain the same, the stated capital of the Company will necessarily decrease. The amount by which the stated capital decreases will be considered additional surplus of the Company.

          The number of authorized shares of Common Stock of the Company, which currently is 100,000,000, will not be reduced as a result of the Reverse Split and there will be no change to the 1,000,000 authorized shares of Preferred Stock as a result of the Reverse Split. Consequently, the number of shares of Common Stock of the Company available for issuance will increase as a result of the Reverse Split.

          Authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate. Except for the proposals set forth in this Proxy Statement, no further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of Common Stock, except as might be required by law, regulatory authorities or rules of NASDAQ or any stock exchange on which the Company's shares may then be listed. Under the rules applicable to the Company as a NASDAQ National Market

System issuer, the Company is required to obtain stockholder approval of certain transactions including, among others, any transaction (a) other than a public offering, in which 20% or more of the then outstanding Common Stock (before giving effect to the transaction) would be issued or if the consideration received for such issuance is less than the greater of the book or market value of the Common Stock, or (b) that will result in a change of control of the Company, although in appropriate circumstances, the application of such rule could be waived. In addition, the Delaware General Corporation Law, which governs the actions of the Company generally requires stockholder approval for the Company to issue shares in connection with a merger or consolidation with another entity. The stockholders do not have any right to purchase or subscribe for any part of any new or additional issuance of the Company's securities. The issuance of such authorized but unissued shares may have the effect of diluting the earnings per share and book value per share of outstanding Common Stock. Another potential effect of the increase in the number of authorized but unissued shares of Common Stock is that the interests of the existing stockholders in the Company could be diluted substantially, by way of ownership percentage and voting power, through the issuance of authorized but unissued shares of Common Stock (but subject to compliance with the NASDAQ National Market System rules set forth above), without stockholder approval.

Effect of Reverse Split

          Because the number of issued shares of the Company would decrease, but the par value would remain the same after the Reverse Split, the Company's stated capital would decrease and the Company's surplus account would increase by a corresponding amount. This change in the Company's capital accounts would be reflected in the Company's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.

          The proposed Reverse Split will not affect any stockholder's proportionate equity interest in the Company, except for minor adjustments to those stockholders who would receive cash in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. Outstanding stock options and the total number of shares authorized for issuance under the Company's stock plans will be proportionately adjusted to reflect the Reverse Split if it is effected. The Company's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Split.

          There were no shares of Preferred Stock issued on the Record Date. The Company is not conducting a reverse split of any Preferred Stock since no shares of Preferred Stock have been issued. However, in accordance with the Company's shareholder rights agreement, the percentage of Series A Junior Participating Preferred Shares purchasable by the Share Purchase Right associated with each share of Common Stock outstanding, shall be increased by a factor equal to seven.

          If the amendment is approved by the stockholders and the Board determines to implement the Reverse Split, the Company intends to promptly effect the Reverse Split by filing a certificate of amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. The text of the proposed Reverse Split Amendment is set forth as Exhibit A to this Proxy Statement; however, such text is subject to such changes as may be required by the Delaware Secretary of State. The proposed amendment would become effective as stated therein and, without further action of the Company or its stockholders, every seven shares of Common Stock outstanding would automatically be deemed to represent one share.

Exchange of Certificates; No Fractional Shares

          No fractional shares of Common Stock will be issued in connection with the proposed Reverse Split. Assuming the approval of the Reverse Split, a stockholder who would otherwise be entitled to receive a fractional share of Common Stock will receive, in lieu thereof, cash in a proportional amount equal to the closing price of the Common Stock on the NASDAQ National Market System on the date of this proxy statement.


          The Company will appoint American Stock Transfer & Trust Company as exchange agent in connection with the Reverse Split. As soon as practicable after the effective date of the Reverse Split, holders of Common Stock will be notified and requested to surrender to the exchange agent any certificate(s) representing outstanding shares of Common Stock in exchange for certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split, together with cash in lieu of any fractional share. The Company's stock records will be adjusted to reflect the shares held by each holder of Common Stock after the Reverse Split. On the effective date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Split, whether or not the certificates representing the outstanding Common Stock are surrendered for exchange. The Company will deposit with the exchange agent, as soon as practicable after the effective date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. Any portion of the cash deposited with the exchange agent to pay for fractional shares that is held by the exchange agent six months after the effective date will be returned to the Company, on demand. Thereafter, holders of shares eligible for this cash settlement for fractional shares would be paid directly by the Company. The Company intends to use cash it holds to make the payments in lieu of fractional shares. As of May 15, 2002, there were approximately 464 stockholders of record. The Company does not anticipate this number to change materially as a result of the Reverse Split.


No Dissenter's Rights

          Neither the Certificate of Incorporation or bylaws of the Company nor the laws of the State of Delaware require that appraisal rights be available to stockholders that do not vote to approve the Reverse Split.

Resales of Restricted Securities

          The proposed amendment will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each stockholder after the effective date will be deemed to have been acquired on the date on which the stockholder acquired the shares of Common Stock held immediately prior to the effective date.

United States Federal Income Tax Consequences

          The following description of federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Reverse Stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

          The conversion of shares of the Common Stock outstanding immediately prior to the Reverse Split into a reduced number of shares of Common Stock after giving effect to the Reverse Split will not result in the recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of Common Stock after giving effect to Reverse Split will include the stockholder's holding period for the shares of Common Stock held immediately prior to Reverse Split, provided that the shares of Common Stock were held as a capital asset. The tax basis of the shares of Common Stock after giving effect to Reverse Split will be the same as the tax basis of the shares of Common Stock immediately prior to giving effect to the Reverse Split, reduced by the basis allocable to the receipt of cash in lieu of fractional shares described below.

          A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to such stockholder and then immediately redeemed such shares for cash. Such stockholder should recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of his Common Stock allocable to such fractional shares, had they actually been issued. Such gain or loss will be a capital gain or loss if such stockholder's Common Stock was held as a capital asset and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his Common Stock exceeds 12 months.

          The decrease in the number of outstanding shares of Common Stock as a result of the Reverse Split will not produce any taxable income or gain or loss to the Company.

Required Vote

          In accordance with the laws of the State of Delaware, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the Reverse Split. Approval of the Reverse Split will also authorize the Board of Directors to, at any point and in its sole discretion, abandon and not effect the Reverse Split.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO EFFECT THE REVERSE SPLIT.


                                   PROPOSAL II

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

          The Company has engaged Ernst & Young LLP as its independent auditors since October 1994. Ernst & Young LLP reported on the financial statements of the Company for the fiscal year ended December 31, 2001 and the Board of Directors has appointed Ernst & Young LLP to audit and report on the financial statements of the Company for the year ending December 31, 2002. Although stockholder approval of the Board of Directors' appointment of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. Furthermore, although the Board of Directors is submitting the appointment of Ernst & Young LLP for stockholder ratification, it reserves the right, even after ratification by stockholders, to change the appointment of Ernst & Young LLP as auditors, at any time during the 2002 fiscal year, if it deems such change to be in the best interests of the Company. The Company expects representatives of Ernst & Young LLP to be present at the Annual Meeting.

          AUDIT FEES. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 (the "2001 fiscal year") and the reviews of the financial statements included in the Company's Form 10-Q's for the 2001 fiscal year totaled $694,200.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees billed for professional services related to financial information systems design and implementation by Ernst & Young LLP for the 2001 fiscal year.

          ALL OTHER FEES. The aggregate fees billed for services rendered by Ernst & Young LLP, other than for audit and information technology services, described in the preceding two paragraphs, totaled $718,315 for fiscal 2001. These other fees were comprised of fees for audit related services of $386,700 and non-audit services of $331,615. Fees for audit related services were primarily for statutory audits and other regulatory compliance reporting.

          The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining Ernst & Young LLP's independence.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING


          Stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders for its fiscal year ending December 31, 2002 to be held in the year 2003 must submit the proposal in proper form to the Secretary of the Company at its address set forth on the first page of this Proxy Statement (or such other address as then constitutes its executive offices) not later than January 22, 2003 in order for the proposition to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Such proposals must be presented in a manner consistent with the Company's By-Laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company at 600 East 96th Street, Suite 575, Indianapolis, Indiana 46240.

          After the January 22, 2003 deadline, a stockholder may present a proposal at the Company's 2003 Annual Meeting if it is submitted to the Company's Secretary at the address set forth above no later than April 9, 2003. If timely submitted, the stockholder may present the proposal at the 2002 Annual Meeting but the Company is not obligated to present the matter in its proxy statement.


                                OTHER INFORMATION


          A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, which includes financial statements but excludes exhibits, is being furnished herewith to each stockholder of record as of the close of business on May 15, 2002. Copies of the Company's Annual Report on Form 10-K are also available upon written request to the Company at 600 East 96th Street, Suite 575, Indianapolis, Indiana 46240, Attention Investor Relations. Exhibits to the Company's

Annual Report on Form 10-K may be obtained upon written request to the Company at the address noted above and upon payment of a reasonable fee, which fee is limited to the Company's expenses in furnishing the requested exhibit or exhibits.


          The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

                                     By order of the Board of Directors,


                                     /s/ Steven E. Fivel


                                     Steven E. Fivel
                                     Secretary


May 22, 2002

                                    EXHIBIT A

                FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION


          The Certificate of Incorporation is amended by the addition of the following to Article "FOURTH":

          The presently issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of one (1) share of Common Stock for each seven (7) shares of Common Stock currently issued and outstanding. Such combination shall not change the stated capital of the Corporation nor shall it affect the rights or preferences of the holders of the shares of Common Stock now issued and outstanding.

                                BRIGHTPOINT, INC.
                         600 EAST 96TH STREET, SUITE 575
                           INDIANAPOLIS, INDIANA 46240

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 26, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned hereby appoints STEVEN E. FIVEL and FRANK TERENCE, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Brightpoint, Inc. (the "Company") on Wednesday, June 26, 2002 at 9:00 A.M. Indianapolis time, at the Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana 46240 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

                                    (Continued and to be signed on reverse side)


|X|  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE



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
1.  ELECTION OF CLASS          |_|             |_|        Nominees: Robert J. Laikin   4.  In their discretion, the
    II DIRECTORS:           FOR the         WITHHOLD                Robert F. Wagner   Proxies are authorized to vote
                            nominees       AUTHORITY to             Rollin M. Dick     upon such other business as may
                            listed at      vote for the                                properly come before the meeting.
                          right (except      nominees
                          as marked to      listed at
                          the contrary        right.
                             below).

2.  PROPOSAL TO AMEND          |_|             |_|                    |_|              THIS PROXY WILL BE VOTED IN
    THE COMPANY'S              FOR           AGAINST                ABSTAIN            ACCORDANCE WITH THE INSTRUCTIONS
    CERTIFICATE OF                                                                     GIVEN ABOVE. IF NO INSTRUCTIONS
    INCORPORATION TO                                                                   ARE GIVEN, THIS PROXY WILL BE
    EFFECT THE REVERSE                                                                 VOTED FOR THE NOMINEES AND THE
    SPLIT                                                                              PROPOSALS LISTED ABOVE.

3.  PROPOSAL TO RATIFY         |_|             |_|                    |_|              Please mark, sign, date and
    THE APPOINTMENT OF         FOR           AGAINST                ABSTAIN            return this proxy card using the
    ERNST & YOUNG LLP                                                                  enclosed envelope.
    AS THE COMPANY'S
    INDEPENDENT
    AUDITORS FOR THE
    FISCAL YEAR ENDING
    DECEMBER 31, 2002


Signature: __________________________ Signature if held jointly: ___________________________ Dated:______________, 2002

NOTE:  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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